Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
February 21, 2019

CON EDISON REPORTS 2018 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2018 net income of $1,382 million or $4.43 a share compared with $1,525 million or $4.97 a share in 2017. Adjusted earnings were $1,349 million or $4.33 a share in 2018 compared with $1,264 million or $4.12 a share in 2017. Adjusted earnings for 2018 exclude the income tax expense resulting from a re-measurement of the company's deferred tax assets and liabilities following the issuance of proposed regulations relating to the Tax Cuts and Jobs Act of 2017 (TCJA), the effects of the net gain on the acquisition of Sempra Solar Holdings, LLC and the net mark-to-market of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses). Adjusted earnings for 2017 exclude the reduction in income tax expense resulting from the re-measurement of the company's deferred tax assets and liabilities upon enactment of the TCJA, the effects of the gain on the sale of a solar electric production project and the net mark-to-market of the Clean Energy Businesses.

For the fourth quarter of 2018, net income was $331 million or $1.06 a share compared with $505 million or $1.63 a share in the 2017 period. Adjusted earnings were $243 million or $0.77 a share in the 2018 period compared with $247 million or $0.80 a share in the 2017 period. Adjusted earnings for the fourth quarter of 2018 exclude the effects of the net gain on the acquisition of Sempra Solar Holdings, LLC and the net mark-to-market of the Clean Energy Businesses. Adjusted earnings for the fourth quarter of 2017 exclude the reduction in income tax expense resulting from the re-measurement of the company's deferred tax assets and liabilities upon enactment of the TCJA and the net mark-to-market effects of the Clean Energy Businesses.

“We had a strong year financially, have embraced innovation, and have incorporated cost-saving operating efficiencies,” said John McAvoy, chairman and CEO of Con Edison. “We continue to emphasize safety and operational excellence, and moved quickly to address operational challenges. We remain focused on improving the customer experience, and are leading the way to a clean, renewable energy future.”

The company expects its adjusted earnings for the year 2019 to be in the range of $4.25 to $4.45 a share. Adjusted earnings per share exclude the negative effects of hypothetical liquidation at book value accounting for tax equity investments in certain of the Clean Energy Businesses' renewable electric production projects (approximately $0.20 a share). Adjusted earnings per share also exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end. The forecast reflects capital investments of $3,627 million and operations and maintenance expenses of $3,222 million.

Con Edison plans to meet its 2019 capital requirements, including for maturing securities, through internally-generated funds and the issuance of long-term debt and common equity. The company's plans include the issuance of between $1,600 million and $2,200 million of long-term debt, mostly at the utilities, and the issuance of additional debt secured by its renewable electric production projects. The company’s plans also include the issuance of up to $500 million of common equity in addition to equity under its dividend reinvestment, employee stock purchase and long term incentive plans and the physical settlement of the estimated $425 million remaining portion of its November 2018 equity forward transaction.

-more-

CON EDISON REPORTS 2018 EARNINGS	page 2

See Attachment A to this press release for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three months and years ended December 31, 2018 and 2017. See Attachment B for the company's consolidated income statements for 2018 and 2017. See Attachments C and D for the estimated effect of major factors resulting in variations in earnings per share and net income for the three months and year ended December 31, 2018 compared to the 2017 periods.

The company's 2018 Annual Report on Form 10-K is being filed with the Securities and Exchange
Commission. A 2018 earnings release presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as "forecasts," "expects," "estimates," "anticipates," "intends," "believes," "plans," "will" and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time.
Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company's subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the intentional misconduct of employees or contractors could adversely affect it; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update forward-looking statements.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income certain items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company's expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $54 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.

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Attachment A

	For the Three Months Ended				For the Years Ended
	December 31,				December 31,
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2018	2017	2018	2017	2018	2017	2018	2017
Reported earnings per share (basic) and net income (GAAP basis)	$1.06	$1.63	$331	$505	$4.43	$4.97	$1,382	$1,525

TCJA re-measurement	—	(0.84)	—	(259)	0.14	(0.85)	42	(259)
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs (pre-tax)	(0.42)	—	(126)	—	(0.36)	—	(114)	—
Income taxes (a)	0.12	—	35	—	0.10	—	33	—
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs (net of tax)	(0.30)	—	(91)	—	(0.26)	—	(81)	—
Gain on sale of solar electric production project (pre-tax)	—	—	—	—	—	—	—	(2)
Income taxes (a)	—	—	—	—	—	—	—	1
Gain on sale of solar electric production project (net of tax)	—	—	—	—	—	—	—	(1)
Net mark-to-market effects of the Clean Energy Businesses (pre-tax)	0.01	0.02	2	2	0.03	—	8	(1)
Income taxes (a)	—	(0.01)	1	(1)	(0.01)	—	(2)	—
Net mark-to-market effects of the Clean Energy Businesses (net of tax)	0.01	0.01	3	1	0.02	—	6	(1)

Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$0.77	$0.80	$243	$247	$4.33	$4.12	$1,349	$1,264

(a)
The amount of income taxes was calculated using a combined federal and state income tax rate of 28% for the three months and year ended December 31, 2018 and a combined federal and state income tax rate of 40% for the three months and year ended December 31, 2017.

Attachment B

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2018	2017	2018	2017

OPERATING REVENUES
Electric	$2,001	$2,039	$8,612	$8,612
Gas	601	540	2,327	2,133
Steam	157	147	631	595
Non-utility	190	235	767	693
TOTAL OPERATING REVENUES	2,949	2,961	12,337	12,033
OPERATING EXPENSES
Purchased power	357	348	1,644	1,601
Fuel	62	47	263	216
Gas purchased for resale	306	224	1,041	808
Other operations and maintenance	762	857	3,152	3,139
Depreciation and amortization	377	342	1,438	1,341
Taxes, other than income taxes	559	558	2,266	2,155
TOTAL OPERATING EXPENSES	2,423	2,376	9,804	9,260
Gain on sale of solar electric production project	—	—	—	1
Gain on acquisition of Sempra Solar Holdings, LLC	131	—	131	—
OPERATING INCOME	657	585	2,664	2,774
OTHER INCOME (DEDUCTIONS)
Investment income	23	20	119	111
Other income	(1)	4	17	15
Allowance for equity funds used during construction	1	4	12	11
Other deductions	(56)	(51)	(210)	(185)
TOTAL OTHER INCOME	(33)	(23)	(62)	(48)
INCOME BEFORE INTEREST AND INCOME TAX EXPENSE	624	562	2,602	2,726
INTEREST EXPENSE
Interest on long-term debt	204	187	780	726
Other interest	21	—	49	11
Allowance for borrowed funds used during construction	(3)	(2)	(10)	(8)
NET INTEREST EXPENSE	222	185	819	729
INCOME BEFORE INCOME TAX EXPENSE	402	377	1,783	1,997
INCOME TAX EXPENSE	71	(128)	401	472
NET INCOME	$331	$505	$1,382	$1,525
Net income per common share — basic	$1.06	$1.63	$4.43	$4.97
Net income per common share — diluted	$1.05	$1.62	$4.42	$4.94
AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC (IN MILLIONS)	313.8	310.1	311.7	307.1
AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED (IN MILLIONS)	315.0	311.8	312.9	308.8

			Attachment C
Variation for the Three Months Ended December 31, 2018 vs. 2017
	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.15	$46
Reflects primarily higher electric and gas net base revenues of $0.11 a share and $0.04 a share, respectively, and growth in the number of gas customers of $0.01 a share. Electric and gas base rates increased in January 2018 in accordance with the company's rate plans.

Weather impact on steam revenues	0.03	8	Steam revenues were $0.03 a share higher in the 2018 period due to the estimated impact of colder than normal winter weather.
Operations and maintenance expenses	0.02	7	Reflects lower stock-based compensation expense of $0.04 a share, offset, in part, by higher consultant costs of $(0.01) a share.
Depreciation, property taxes and other tax matters	(0.09)	(28)	Reflects higher net property taxes of $(0.06) a share and depreciation and amortization expense of $(0.05) a share, offset, in part, by New York State sales and use tax refunds of $0.03 a share.
Other	(0.10)	(27)
Reflects primarily timing of the deferral for customers of estimated net benefits of the TCJA of $(0.04) a share, higher interest expense on long-term debt of $(0.05) a share and the dilutive effect of Con Edison's stock issuances of $(0.01) a share.

Total CECONY	0.01	6
O&R (a)
Changes in rate plans	(0.01)	(4)	Reflects primarily a November 2017 Rockland Electric Company transmission rate increase adjustment, effective retroactively to April 2017.
Operations and maintenance expenses	0.01	3	Reflects primarily lower stock-based compensation expense.
Depreciation, property taxes and other tax matters	—	(1)	Reflects higher depreciation and amortization expense.
Other	(0.01)	(1)
Total O&R	(0.01)	(3)
Clean Energy Businesses
Operating revenues less energy costs	(0.17)	(54)	Reflects primarily lower engineering, procurement and construction services revenues.
Operations and maintenance expenses	0.19	58	Reflects primarily lower engineering, procurement and construction costs and energy service costs.
Depreciation	(0.02)	(8)
Net interest expense	(0.04)	(11)
Other	(0.58)	(176)
Includes $0.29 a share of after-tax gain recognized with respect to jointly-owned renewable electric production projects on completion of the acquisition of Sempra Solar Holdings, LLC. Also includes the effect of the TCJA of $0.87 a share in December 2017.

Total Clean Energy Businesses	(0.62)	(191)
Con Edison Transmission	(0.02)	(7)	Includes the effect of the TCJA of $0.04 a share in December 2017. Reflects income from equity investments.
Other, including parent company expenses	0.07	21	Includes adjustment to estimated transaction costs related to the acquisition of Sempra Solar Holdings, LLC of $0.01 a share. Also includes the effect of the TCJA of $(0.07) a share in December 2017.
Total Reported (GAAP basis)	$(0.57)	$(174)
Income tax effect of the TCJA	0.84	259
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs	(0.30)	(91)
Net mark-to-market effects of the Clean Energy Businesses	—	2
Total Adjusted (non-GAAP basis)	$(0.03)	$(4)

a.
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

			Attachment D
Variation for the Year Ended December 31, 2018 vs. 2017
	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.84	$258
Reflects primarily higher electric and gas net base revenues of $0.59 a share and $0.16 a share, respectively, and growth in the number of gas customers of $0.06 a share. Electric and gas base rates increased in January 2018 in accordance with the company's rate plans.

Weather impact on steam revenues	0.10	31
Steam revenues were $0.06 a share higher in 2018 due to the estimated impact of colder than normal winter weather. Steam revenues were $(0.05) a share lower in 2017 due to the estimated impact of warmer than normal winter weather.

Operations and maintenance expenses	(0.08)	(25)	Reflects primarily higher consultant costs of $(0.05) a share and storm-related costs of $(0.04) a share.
Depreciation, property taxes and other tax matters	(0.37)	(115)	Reflects higher net property taxes of $(0.25) a share and depreciation and amortization expense of $(0.19) a share, offset, in part, by New York State sales and use tax refunds of $0.07 a share.
Other	(0.24)	(57)
Reflects primarily higher interest expense on long-term debt of $(0.16) a share, regulatory reserve related to steam earnings sharing of $(0.05) a share, and the dilutive effect of Con Edison's stock issuances of $(0.06) a share.

Total CECONY	0.25	92
O&R (a)
Changes in rate plans	0.02	6	Reflects primarily higher gas net base revenues. Gas base rates increased in November 2017 in accordance with the company's gas rate plan.
Operations and maintenance expenses	(0.02)	(6)	Reflects primarily reduction of a regulatory asset associated with certain site investigation and environmental remediation costs.
Depreciation, property taxes and other tax matters	(0.01)	(4)	Reflects higher depreciation and amortization expense.
Other	(0.01)	(1)
Total O&R	(0.02)	(5)
Clean Energy Businesses
Operating revenues less energy costs	(0.05)	(16)
Reflects primarily lower renewable revenues, including engineering, procurement and construction services, offset, in part, by an increase in renewable electric production projects in operation and an increase in energy services revenue.

Operations and maintenance expenses	0.06	19	Reflects primarily lower engineering, procurement and construction costs.
Depreciation	(0.03)	(9)
Net interest expense	(0.05)	(15)
Other	(0.55)	(166)
Includes $0.28 a share of after-tax gain recognized with respect to jointly-owned renewable electric production projects on completion of the acquisition of Sempra Solar Holdings, LLC. Also includes the effect of the TCJA of $0.88 a share in December 2017.

Total Clean Energy Businesses	(0.62)	(187)
Con Edison Transmission	—	3	Includes the effect of the TCJA of $0.04 a share in December 2017. Reflects income from equity investments.
Other, including parent company expenses	(0.15)	(46)
Includes TCJA re-measurement of $(0.14) a share, New York State capital tax of $(0.03) a share and transaction costs related to acquisition of Sempra Solar Holdings, LLC of $(0.02) a share. Also includes the effect of the TCJA of $(0.07) a share in December 2017.

Total Reported (GAAP basis)	$(0.54)	$(143)
Gain on sale of solar electric production project	—	1
Income tax effect of the TCJA	0.99	301
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs	(0.26)	(81)
Net mark-to-market effects of the Clean Energy Businesses	0.02	7
Total Adjusted (non-GAAP basis)	$0.21	$85

a.
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.